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                                                                    EXHIBIT 11.1



                       TRANSAMERICAN REFINING CORPORATION

                   Computation of Net Income (Loss) Per Share
                 (Dollars in thousands, except per share data)


                                                                THREE MONTHS ENDED
                                                                     APRIL 30,
                                                          -------------------------------
                                                            1997                   1996
                                                          ---------              --------
Primary:

Weighted average shares outstanding                          30,000                30,000

Common equivalent shares related to
   common stock purchase warrants                                --                 7,462
                                                          ---------              --------

Weighed average shares and common
   stock equivalents                                         30,000                37,462
                                                          =========              ========

Net income (loss)                                         $ (19,047)             $ 46,596
                                                          =========              ========

Net income (loss) per share                               $   (0.63)             $   1.24
                                                          =========              ========